Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MMRGlobal, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-168630, 333-148164, 333-132755 and 333-122825 and on Form S-1 No. 333-181251 of our report dated March 30, 2015, with respect to the consolidated financial statements of MMRGlobal, Inc., in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 30, 2015